Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Camden National Corporation: Nos. 333-287574, 333-264534, 333-207544, 333-181726, 333-108214, 333-106403, 333-68598, and 333-95157 on Form S-8 and 333-286157 on Form S-3, of our reports dated March 6, 2026, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Camden National Corporation and its subsidiary appearing in the Annual Report on Form 10-K of Camden National Corporation for the year ended December 31, 2025.

/s/ RSM US LLP

Des Moines, Iowa
March 6, 2026